Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GameSquare Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	5,897,913	$1.38	$8,139,119.94	0.00014760	$1,201.33
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	1,331,037	$1.38	$1,836,831.06	0.00014760	$271.12
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	1,791,934	$1.38	$2,472,868.92	0.00014760	$365.00
Total Offering Amounts						$12,448,819.92		$1,837.45
Total Fee Offsets								—
Net Fees Due								$1,837.45

(1) Represents: (i) 5,897,913 shares of common stock of GameSquare Holding, Inc. (“GameSquare”), par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the GameSquare 2024 Stock Incentive Plan (the “2024 Plan”), (ii) 1,331,037 shares of Common Stock issuable pursuant to outstanding equity awards granted under the Engine Media Holdings, Inc. Amended and Restated Omnibus Equity Plan, which GameSquare previously assumed as successor in interest to Engine Media Holdings, Inc. (the “Prior Plan”); and (iii) 1,791,934 shares of Common Stock issuable pursuant to outstanding equity awards granted under the FaZe Holdings, Inc. 2022 Omnibus Incentive Plan (the “2022 FaZe Plan”) and the FaZe Clan Inc. Amended and Restated 2019 Equity Incentive Plan (the “2019 FaZe Plan” and together with the 2022 FaZe Plan, the “FaZe Plans”) with respect to shares (“FaZe Stock”) of FaZe Holdings, Inc., a Delaware corporation (“FaZe”), which were assumed by GameSquare and converted into equity awards in respect of shares of GameSquare Common Stock in connection with GameSquare’s acquisition of FaZe. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also register an indeterminate number of shares that may become issuable under the 2024 Plan, Prior Plan, or the FaZe Plans by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price is calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on May 21, 2024.